Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement of Plymouth Industrial REIT, Inc. on Form S-3 (File No. 333-226438) of our reports dated February 18, 2020 with respect to our audits of the Statements of Revenues and Certain Operating Expenses of 7901 West 21st Street and Shadeland Commerce Center for the year ended December 31, 2018.

/s/ Frazier & Deeter, LLC

Atlanta, Georgia

February 18, 2020